Exhibit 99.1

NEWS RELEASE

Gray Media’s Fourth Quarter Financial Results Exceeded Expectations

Atlanta, Georgia – February 27, 2025. . . Gray Media, Inc. (“Gray,” “Gray Media,” “we,” “us” or “our”) (NYSE: GTN) today announced its financial results for the quarter ended December 31, 2024, which included revenues and expenses both finishing slightly better than guidance. For the full-year 2024, our portfolio of leading television stations earned $497 million of political advertising revenue, which we estimate to be the highest level of political advertising revenue among our peers, in total and on a per television household basis. Total operating expenses (before depreciation, amortization and loss on disposal of assets) in the fourth quarter of 2024 were $648 million, which was 2% below the low end of our previously announced guidance for the quarter. In addition, during 2024, we reduced the outstanding principal amount of our outstanding debt by $520 million, and we finished the year with a slightly lower Leverage Ratio, as defined in our Senior Credit Agreement, than we began the year.

We are very pleased to have finished 2024 having made significant progress in enhancing our local content offerings, optimizing cost structure, strengthening our balance sheet and increasing our financial flexibility. We look forward to continuing these trends in 2025.

Summary of Fourth Quarter Results

Operating Highlights:

●	Total revenue in the fourth quarter of 2024 was $1.0 billion, an increase of 21% from the fourth quarter of 2023.
●	Core advertising revenue in the fourth quarter of 2024 was $380 million, a decrease of 8% primarily as a result of political displacement compared to the fourth quarter of 2023.
●	Retransmission consent revenue in the fourth quarter of 2024 was $361 million, a decrease of 1% from the fourth quarter of 2023.
●

Political advertising revenue in the fourth quarter of 2024 was $250 million, an increase of 658% from the fourth quarter of 2023, consistent with the on-year of the two-year political advertising cycle.

●	Net income attributable to common stockholders was $156 million in the fourth quarter of 2024, compared to a net loss attributable to common stockholders of $22 million in the fourth quarter of 2023.
●	Adjusted EBITDA was $402 million in the fourth quarter of 2024, an increase of 86% from the fourth quarter of 2023, due primarily to the cyclical increase in political advertising revenue.

Other Key Metrics:

●	During the year ended December 31, 2024, we reduced the principal amount of our outstanding debt by $520 million.
●

As of December 31, 2024, calculated as set forth in our Senior Credit Agreement, our First Lien Leverage Ratio and Leverage Ratio, which are net of $135 million of cash, were 2.97 to 1.00 and 5.49 to 1.00, respectively.

●	As of December 31, 2024, we had $674 million of borrowing availability under our $680 million undrawn Revolving Credit Facility (availability reduced by outstanding letters of credit).
●	Non-cash stock-based compensation was $5 million and $6 million during the fourth quarters ended December 31, 2024 and 2023, respectively.

Subsequent Event

In December 2024, we entered into a series of agreements through which we will receive approximately $35 million in return for (a) all of Gray’s interests in certain third-party leases for space at Gray-owned tower sites, and (b) the exclusive right to market and lease space at those Gray-owned tower sites to third parties. We will retain ownership and control of each such tower site and will not incur any additional operating costs with respect to the subject tower sites. We anticipate closing the transactions at various times during 2025, with the majority of closings occurring in the first half of 2025.

Guidance for the Three Months Ending March 31, 2025:

Based on our current forecasts for the quarter ending March 31, 2025, we anticipate the following key financial results, as outlined below in approximate ranges and as compared to the quarter ended March 31, 2024, as well as certain currently anticipated full-year financial results. As always, guidance may change in the future based on several factors and therefore may not reflect actual results.

4370 Peachtree Road, NE, Atlanta, GA 30319 | P 404.504.9828 F 404.261.9607 | www.graymedia.com

Despite macro-economic and geopolitical uncertainty entering 2025, we are optimistic about the year as we realize benefits from our various internal initiatives, an improved regulatory environment for our industry, and a more favorable capital markets environment.

For the first quarter of 2025, we currently expect that core advertising revenue will be down approximately 7% to 8% compared to the first quarter of 2024, due in part to the Super Bowl airing on our 33 FOX channels in 2025 compared to our 54 CBS channels in 2024. We were very pleased that our Super Bowl advertising revenue on our FOX channels increased to $9 million in 2025, compared to $6 million on our FOX channels in 2023. In 2024, our Super Bowl advertising revenue was $18 million on our CBS channels. Our first quarter was also negatively impacted by one less selling day due to Leap Day, which we estimate impacted core revenue by $4 million. Excluding Super Bowl and Leap Day, our Core advertising revenue guide for the first quarter 2025 is down 3% to 5%. As part of our core advertising revenue, we are continuing to see strong double-digit growth on a year-over-year basis in digital advertising revenue and from local customers who previously have not purchased advertising from us. As such, we believe that our leading stations and digital products are increasing our share of local advertising market revenues.

We anticipate that the cost containment measures announced in November 2024 will achieve or exceed the anticipated annual run-rate of $60 million during the current quarter. We also anticipate receiving additional net reimbursements of approximately $25 million in 2025 related to capital expenditures at our Assembly Atlanta development.

Our current authorization to repurchase additional debt in the open market is $250 million. The extent of such repurchases, including the amount and timing of any repurchases, will depend on general market conditions, regulatory requirements, alternative investment opportunities and other considerations. This repurchase program supersedes any previous repurchase authorization, does not require us to repurchase a minimum amount of debt, and it may be modified, suspended or terminated at any time without prior notice.

	Quarter Ending
		March 31, 2025
	March 31, 2024	(Guidance)
	(Actual)	Low	High
	(in millions)
Revenue (less agency commissions):
Core advertising	$372	$342	$347
Political	27	2	4
Retransmission consent	381	375	377
Production companies	24	27	28
Other	19	18	19
Total revenue	$823	$764	$775

Operating expenses (excluding depreciation, amortization and loss on disposal of assets):
Broadcasting:
Station expenses	$348	$347	$351
Network affiliation fees	234	234	235
Non-cash stock-based compensation	1	1	1
Total broadcasting expense	$583	$582	$587

Production companies	$21	$21	$22

Corporate and administrative:
Corporate expenses	$23	$27	$29
Non-cash stock-based compensation	5	6	6
Total corporate and administrative expense	$28	$33	$35

	Year Ending
	December 31,
	2025
Estimated supplemental information (in millions):	(Guidance)
Interest expense, excluding amortization of deferred financing costs			$450
Amortization of deferred financing costs			$16
Preferred stock dividends			$52
Common stock dividends			$32
Total capital expenditures, excluding Assembly Atlanta	$85	to	$90
Capital expenditures for Assembly Atlanta, net of anticipated reimbursements			$-
Income tax payments, net of refunds	$80	to	$100

Gray Media, Inc. Earnings Release for the three-months and year ended December 31, 2024	Page 2 of 9

Selected Operating Data (Unaudited)

	Three Months Ended December 31,
	2024	2023	% Change 2024 to 2023	2022	% Change 2024 to 2022
	(dollars in millions)
Revenue (less agency commissions):
Core advertising	$380	$415	(8)%	$406	(6)%
Political advertising	250	33	658%	255	(2)%
Retransmission consent	361	365	(1)%	353	2%
Other	17	19	(11)%	21	(19)%
Total broadcasting revenue	1,008	832	21%	1,035	(3)%
Production companies	37	32	16%	37	0%
Total revenue	$1,045	$864	21%	$1,072	(3)%

Operating expenses (1):
Broadcasting
Station expenses	$366	$371	(1)%	$343	7%
Network affiliation fees	231	232	0%	225	3%
Transaction Related Expenses	-	-	0%	1	(100)%
Non-cash stock-based compensation	1	1	0%	1	0%
Total broadcasting expense	$598	$604	(1)%	$570	5%

Production companies	$26	$27	(4)%	$27	(4)%

Corporate and administrative
Corporate expenses	$20	$28	(29)%	$19	5%
Transaction Related Expenses	-	-	0%	1	(100)%
Non-cash stock-based compensation	4	5	(20)%	4	0%
Total corporate and administrative expense	$24	$33	(27)%	$24	0%

Net income (loss)	$169	$(9)	(1978)%	$186	(9)%

Adjusted EBITDA (2)	$402	$216	86%	$465	(14)%

	Year Ended December 31,
	2024	2023	% Change 2024 to 2023	2022	% Change 2024 to 2022
	(dollars in millions)
Revenue (less agency commissions):
Core advertising	$1,490	$1,514	(2)%	$1,496	0%
Political advertising	497	79	529%	515	(3)%
Retransmission consent	1,482	1,532	(3)%	1,496	(1)%
Other	70	70	0%	76	(8)%
Total broadcasting revenue	3,539	3,195	11%	3,583	(1)%
Production companies	105	86	22%	93	13%
Total revenue	$3,644	$3,281	11%	$3,676	(1)%

Operating expenses (1):
Broadcasting
Station expenses	$1,380	$1,326	4%	$1,252	10%
Network affiliation fees	932	937	(1)%	903	3%
Transaction Related Expenses	-	-	0%	6	(100)%
Non-cash stock-based compensation	5	5	0%	4	25%
Total broadcasting expense	$2,317	$2,268	2%	$2,165	7%

Production companies	$83	$115	(28)%	$83	0%

Corporate and administrative
Corporate expenses	$87	$97	(10)%	$84	4%
Transaction Related Expenses	-	-	0%	2	(100)%
Non-cash stock-based compensation	17	15	13%	18	(6)%
Total corporate and administrative expense	$104	$112	(7)%	$104	0%

Net income (loss)	$375	$(76)	(593)%	$455	(18)%

Adjusted EBITDA (2)	$1,162	$816	42%	$1,355	(14)%

1)	Excludes depreciation, amortization, impairment and loss (gain) on disposal of assets, net.
2)	See definition of non-GAAP terms and a reconciliation of the non-GAAP amounts to net income (loss) included herein.

Gray Media, Inc. Earnings Release for the three-months and year ended December 31, 2024	Page 3 of 9

Detail Table of Operating Results (Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2024	2023	2024	2023
	(in millions, except for net income per share data)
Revenue (less agency commissions):
Broadcasting	$1,008	$832	$3,539	$3,195
Production companies	37	32	105	86
Total revenue (less agency commissions)	1,045	864	3,644	3,281
Operating expenses before depreciation, amortization, impairment and loss on disposal of assets, net:
Broadcasting	598	604	2,317	2,268
Production companies	26	27	83	115
Corporate and administrative	24	33	104	112
Depreciation	36	39	144	145
Amortization of intangible assets	31	47	125	194
Impairment of goodwill and other intangible assets	-	-	-	43
Loss on disposal of assets, net	5	1	20	21
Operating expenses	720	751	2,793	2,898
Operating income	325	113	851	383
Other income (expense):
Miscellaneous income (expense), net	3	12	117	7
Impairment of investments	(25)	(21)	(25)	(29)
Interest expense	(122)	(116)	(485)	(440)
Gain (loss) on early extinguishment of debt	35	-	34	(3)
Income (loss) before income tax	216	(12)	492	(82)
Income tax expense (benefit)	47	(3)	117	(6)
Net income (loss)	169	(9)	375	(76)
Preferred stock dividends	13	13	52	52
Net income (loss) attributable to common stockholders	$156	$(22)	$323	$(128)

Basic per share information:
Net income (loss) attributable to common stockholders	$1.64	$(0.24)	$3.40	$(1.39)
Weighted-average shares outstanding	95	93	95	92

Diluted per share information:
Net income (loss) attributable to common stockholders	$1.59	$(0.24)	$3.36	$(1.39)
Weighted-average shares outstanding	98	93	96	92

Gray Media, Inc. Earnings Release for the three-months and year ended December 31, 2024	Page 4 of 9

Other Financial Data (Unaudited)

	Year Ended December 31,
	2024	2023
	(in millions)

Net cash provided by operating activities	$751	$648
Net cash used in investing activities	(28)	(291)
Net cash used in financing activities	(609)	(397)
Net increase (decrease) in cash	$114	$(40)

	As of December 31,
	2024	2023
	(in millions)

Cash	$135	$21
Long-term debt, including current portion, less deferred financing costs	$5,621	$6,160
Series A Perpetual Preferred Stock	$650	$650
Borrowing availability under Revolving Credit Facility	$674	$494

The Company

We are a multimedia company headquartered in Atlanta, Georgia. We are the nation’s largest owner of top-rated local television stations and digital assets serving 113 television markets that collectively reach approximately 37 percent of US television households. The portfolio includes 78 markets with the top-rated television station and 99 markets with the first and/or second highest rated television station, as well as the largest Telemundo Affiliate group with 44 markets. We also own Gray Digital Media, a full-service digital agency offering national and local clients digital marketing strategies with the most advanced digital products and services. Our additional media properties include video production companies Raycom Sports, Tupelo Media Group, and PowerNation Studios, and studio production facilities Assembly Atlanta and Third Rail Studios.

Cautionary Statements for Purposes of the “Safe Harbor” Provisions of the Private Securities Litigation Reform Act

This press release contains certain forward-looking statements that are based largely on our current expectations and reflect various estimates and assumptions by us. These statements are statements other than those of historical fact and may be identified by words such as “estimates,” “expect,” “anticipate,” “will,” “implied,” “assume” and similar expressions. Forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results and achievements to differ materially from those expressed in such forward-looking statements. Such risks, trends and uncertainties, which in some instances are beyond our control, include: estimates of future revenue, future expenses, future capital expenditures, future income tax payments, future workforce reductions and other future events. We are subject to additional risks and uncertainties described in our quarterly and annual reports filed with the Securities and Exchange Commission from time to time, including in the “Risk Factors,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections contained therein, which reports are made publicly available via our website, www.graymedia.com. Any forward-looking statements in this press release should be evaluated in light of these important risk factors. This press release reflects management’s views as of the date hereof. Except to the extent required by applicable law, Gray undertakes no obligation to update or revise any information contained in this press release beyond the published date, whether as a result of new information, future events or otherwise. Information about certain potential factors that could affect our business and financial results and cause actual results to differ materially from those expressed or implied in any forward-looking statements are included under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” in our Annual Report on Form 10-K for the year ended December 31, 2024, and may be contained in reports subsequently filed with the U.S. Securities and Exchange Commission and available at www.sec.gov.

Gray Media, Inc. Earnings Release for the three-months and year ended December 31, 2024	Page 5 of 9

Conference Call Information

We will host a conference call to discuss our fourth quarter operating results on February 27, 2025. The call will begin at 11:00 a.m. Eastern Time. The live dial-in number is 1 (800) 285-6670. The call will be webcast live and available for replay at www.graymedia.com. The taped replay of the conference call will be available at 1 (888) 556-3470, Confirmation Code: 898476 until March 27, 2025.

Gray Contacts:

Web site: www.graymedia.com

Hilton H. Howell, Jr., Executive Chairman and Chief Executive Officer, (404) 266-5513

Pat LaPlatney, President and Co-Chief Executive Officer, (334) 206-1400

Jeffrey R. Gignac, Executive Vice President and Chief Financial Officer, (404) 504-9828

Kevin P. Latek, Executive Vice President, Chief Legal and Development Officer, (404) 266-8333

Gray Media, Inc. Earnings Release for the three-months and year ended December 31, 2024	Page 6 of 9

Non-GAAP Terms

In addition to results prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”), this earnings release discusses “Adjusted EBITDA” a non-GAAP performance measure that management uses to evaluate the performance of the business. Adjusted EBITDA is calculated as net income (loss), adjusted for income tax expense (benefit), interest expense, loss on extinguishment of debt, non-cash stock-based compensation costs, non-cash 401(k) expense, depreciation, amortization of intangible assets, impairment of goodwill and other intangible assets, impairment of investments, loss (gain) on asset disposals and certain other miscellaneous items. We consider Adjusted EBITDA to be an indicator of our operating performance.

In addition to results prepared in accordance with GAAP, “Leverage Ratio Denominator” is a metric that management uses to calculate our compliance with our financial covenants in our indebtedness agreements. This metric is calculated as specified in our Senior Credit Agreement and is a significant measure that represents the denominator of a formula used to calculate compliance with material financial covenants within the Senior Credit Agreement that govern our ability to incur indebtedness, incur liens, make investments and make restricted payments, among other limitations usual and customary for credit agreements of this type. Accordingly, management believes this metric is a very material metric to our debt and equity investors. Leverage Ratio Denominator gives effect to the revenue and broadcast expenses of all completed acquisitions and divestitures as if they had been acquired or divested, respectively, on January 1, 2023 It also gives effect to certain operating synergies expected from the acquisitions and related financings and adds back professional fees incurred in completing the acquisitions. Certain of the financial information related to the acquisitions, if applicable, has been derived from, and adjusted based on, unaudited, un-reviewed financial information prepared by other entities, which Gray cannot independently verify. We cannot assure you that such financial information would not be materially different if such information were audited or reviewed and no assurances can be provided as to the accuracy of such information, or that our actual results would not differ materially from this financial information if the acquisitions had been completed on the stated date. In addition, the presentation of Leverage Ratio Denominator as determined in the Senior Credit Agreement and the adjustments to such information, including expected synergies, if applicable, resulting from such transactions, may not comply with GAAP or the requirements for pro forma financial information under Regulation S-X under the Securities Act of 1933. Leverage Ratio Denominator, as determined in the Senior Credit Agreement, represents an average amount for the preceding eight quarters then ended.

We define Transaction Related Expenses as incremental expenses incurred specific to acquisitions and divestitures, including but not limited to legal and professional fees, severance and incentive compensation, and contract termination fees. We present certain line items from our selected operating data, net of Transaction Related Expenses, in order to present a more meaningful comparison between periods of our operating expenses and our results of operations.

Our “Adjusted Total Indebtedness” or “Net Debt”, “First Lien Adjusted Total Indebtedness” and “Secured Adjusted Total Indebtedness” in each case net of all cash, represents the amount of outstanding principal of our long-term debt, plus certain other obligations as defined in our Senior Credit Agreement for the applicable amount of indebtedness.

These non-GAAP terms are not defined in GAAP and our definitions may differ from, and therefore may not be comparable to, similarly titled measures used by other companies, thereby limiting their usefulness. Such terms are used by management in addition to, and in conjunction with, results presented in accordance with GAAP and should be considered as supplements to, and not as substitutes for, net income and cash flows reported in accordance with GAAP.

Gray Media, Inc. Earnings Release for the three-months and year ended December 31, 2024	Page 7 of 9

Reconciliation of Adjusted EBITDA (Unaudited):

	Three Months Ended
	December 31,
	2024	2023	2022
	(in millions)

Net income (loss)	$169	$(9)	$186
Adjustments to reconcile from net income (loss) to Adjusted EBITDA
Depreciation	36	39	33
Amortization of intangible assets	31	47	51
Non-cash stock-based compensation	5	6	5
Non-cash 401(k) expense	-	10	9
Loss on disposal of assets, net	5	1	4
Miscellaneous (income) expense, net	(3)	(12)	1
Impairment of investments	25	21	18
Interest expense	122	116	100
Gain from early extinguishment of debt	(35)	-	-
Income tax expense (benefit)	47	(3)	58
Adjusted EBITDA	$402	$216	$465

Supplemental Information:
Pension benefit	$3	$1	$1
Amortization of deferred loan costs	4	2	3
Preferred stock dividends	13	13	13
Common stock dividends	8	8	7
Purchases of property and equipment (1)	33	30	53
Income taxes paid, net of refunds	5	7	52

(1) Excludes $7 million, $29 million and $85 million related to the Assembly Atlanta project in 2024, 2023 and 2022, respectively.

	Year Ended
	December 31,
	2024	2023	2022
	(in millions)
Net income (loss)	$375	$(76)	$455
Adjustments to reconcile from net income (loss) to Adjusted EBITDA
Depreciation	144	145	129
Amortization of intangible assets	125	194	207
Impairment of goodwill and other intangible assets	-	43	-
Non-cash stock-based compensation	22	20	22
Non-cash 401(k) expense	-	10	9
Loss (gain) on disposal of assets, net	20	21	(2)
Miscellaneous (income) expense, net	(117)	(7)	4
Impariment of investments	25	29	18
Interest expense	485	440	354
Gain (loss) on early extinguishment of debt	(34)	3	-
Income tax expense (benefit)	117	(6)	159
Adjusted EBITDA	$1,162	$816	$1,355

Supplemental Information:
Pension benefit	$3	$2	$3
Contribution to pension plan	-	4	4
Amortization of deferred loan costs	15	12	15
Preferred stock dividends	52	52	52
Common stock dividends	32	30	30
Purchases of property and equipment (2)	97	108	172
Reimbursements of property and equipment purchases (3)	-	-	7
Income taxes paid, net of refunds	135	50	180

(2) Excludes $46 million, $240 million and $264 million related to the Assembly Atlanta project in 2024, 2023 and 2022, respectively.

(3) Excludes $9 million, $64 million and $0 million related to the Assembly Atlanta project in 2024, 2033 and 2022, respectively.

Gray Media, Inc. Earnings Release for the three-months and year ended December 31, 2024	Page 8 of 9

Calculation of Leverage Ratio, First Lien Leverage Ratio and Secured Leverage Ratio, as each is defined in our Senior Credit Agreement (Unaudited):

Eight Quarters Ended
December 31, 2024
(in millions)
Net income	$299
Adjustments to reconcile from net income to Leverage Ratio
Denominator as defined in our Senior Credit Agreement:
Depreciation	289
Amortization of intangible assets	319
Non-cash stock-based compensation	42
Common stock contributed to 401(k) plan	10
Loss on disposal of assets, net	41
Gain on disposal of investment, not in the ordinary course	(110)
Interest expense	925
Gain on early extinguishment of debt	(31)
Income tax expense	111
Impairment of goodwill, other intangible assets and investments	97
Amortization of program broadcast rights	66
Payments for program broadcast rights	(67)
Pension benefit	(5)
Contributions to pension plans	(4)
Adjustments for unrestricted subsidiaries	45
Adjustments for stations acquired or divested, financings and expected synergies during the eight quarter period	(1)
Other	2
Total eight quarters ended December 31, 2024	$2,028
Leverage Ratio Denominator (total eight quarters ended
December 31, 2024, divided by 2)	$1,014

December 31, 2024
(dollars in millions)

Total outstanding principal, including current portion	$5,690
Letters of credit outstanding	6
Cash	(135)
Adjusted Total Indebtedness	$5,561
Leverage Ratio (maximum permitted incurrence is 7.00 to 1.00)	5.49

Total outstanding principal secured by a first lien	$3,143
Cash	(135)
First Lien Adjusted Total Indebtedness	$3,008
First Lien Leverage Ratio (maximum permitted incurrence is 3.5 to 1.00) (1)	2.97

Total outstanding principal secured by a lien	$3,143
Cash	(135)
Secured Adjusted Total Indebtedness	$3,008
Secured Leverage Ratio (maximum permitted incurrence is 5.50 to 1.00)	2.97

(1) At any time any amounts are outstanding under our revolving credit facility, our maximum First Lien Leverage Ratio cannot exceed 4.25 to 1.00.

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